Exhibit 10.1

CONFIDENTIAL: FOR SETTLEMENT PURPOSES ONLY

August 1, 2005

Mr. Derek Stein

[Address]

[Address]

Re: Separation from Employment

Dear Mr. Stein:

This letter agreement (the “Agreement and Release”) between you and Knight Equity Markets, L.P., a Delaware limited liability company, having its principal place of business at 545 Washington Boulevard, Jersey City, New Jersey 07310 (hereinafter referred to as “Knight” or the “Company”), confirms our understanding and agreement with respect to your termination of employment with the Company as follows:

1. Termination. You have been permitted to resign effective August 1, 2005 (hereinafter, the “Separation Date”).

2. Compensation. Regardless of whether you sign this Agreement and Release, your total and final compensation, payments and benefits from the Company shall be as follows (subject to applicable deductions and withholdings):

a. You have received your salary at the current rate of your base compensation through August 1, 2005, payable in accordance with the Company’s payroll practices.

b. Your group medical and dental insurance benefits will remain in effect through August 31, 2005. Thereafter, you will be eligible to participate in COBRA for medical and dental insurance for a period of up to 18 months. You will be provided with all documentation necessary in order to apply for such continued COBRA coverage. You will be responsible for all COBRA premium payments, except as provided in paragraph 3(b) herein.

c. As of the Separation Date, you will cease to actively participate in all other benefit plans and programs, including, but not limited to, the Company’s 401k plan and any entitlements thereunder including but not limited to payment of any voluntary deferred compensation under the Company’s plan with Deephaven Capital Management LLC will be governed by the terms of such plans and programs. You agree that any amounts payable under this Paragraph 2 will not be taken into account in determining any such entitlements;

d. You have been paid your accrued and unused vacation time in a lump sum.

e. You will be reimbursed for approved and authorized out-of-pocket travel and business expenses incurred through your Separation Date, as soon as practicable thereafter.

Mr. Derek Stein

August 1, 2005

3. Consideration. You will be entitled to the following payments and benefits (subject to applicable deductions and withholdings), contingent upon your execution and delivery of this Agreement and Release in accordance with the provisions of Paragraph 21 below:

a. If this Agreement and Release becomes effective, then the Company will pay you severance in the amount of $1,310,705.

b. You will be reimbursed by the Company for your premium payment for the first 12 months of your family’s coverage under COBRA, and, thereafter, continued coverage will be at your expense. No reimbursements will be made for any period of coverage after you and your family are eligible to participate in a medical plan with a new employer. You are required under this Agreement and Release to notify the Company, if and when you become eligible for coverage with a new employer. Reimbursement by the Company of up to the first 12 months of your family’s coverage under COBRA is contingent upon your initial and continuing eligibility for such coverage (and associated costs) as determined by, and subject to your present eligibility for such coverage.

c. You will be eligible for standard executive outplacement services to be provided by Harris McCully Associates. These services must be utilized within six months from the Termination Date.

d. If this Agreement and Release becomes effective, the Company will reimburse you for attorneys fees incurred up to a maximum of $15,000.

4. Other Compensation. You understand and agree that the compensation, payments and benefits provided for in paragraph 3 of this Agreement and Release are in excess of those to which you may be entitled from the Company or the Releasees, as defined in Paragraph 5 (d) below, and you expressly acknowledge and agree that you are not entitled to any additional compensation, payment or benefit from the Company or the Releasees, including, but not limited to, any compensation, payment or benefit under any Company severance plan or policy.

5.	Waiver and Release By You. In exchange for the compensation, payments, benefits and other consideration provided to you pursuant to this Agreement and Release, you agree as follows:

a. To the fullest extent permitted by law you hereby IRREVOCABLY AND UNCONDITIONALLY RELEASE, WAIVE AND FOREVER DISCHARGE the Company and the Releasees from any and all legally waiveable agreements, promises, liabilities, claims, demands, rights and entitlements of any kind whatsoever, in law or equity, whether known or unknown, asserted or unasserted, fixed or contingent, apparent or concealed, which you, your heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever existing, arising or occurring at any time on or prior to the date you execute this Agreement and Release, including, without limitation, any and all claims arising out of or relating to your employment,

Mr. Derek Stein

August 1, 2005

compensation and benefits with the Company and/or the termination thereof, and any and all contract claims, benefit claims, tort claims, fraud claims, claims under any employment agreement (and any predecessor agreement), commissions, defamation, disparagement, or other personal injury claims, claims related to any bonus compensation, claims for accrued vacation pay, claims under any federal, state or municipal wage payment, discrimination or fair employment practices law, statute or regulation, and claims for costs, expenses and attorneys’ fees with respect thereto, except that the Company’s obligations under this Agreement and Release shall continue in full force and effect in accordance with its terms. THIS RELEASE AND WAIVER INCLUDES, WITHOUT LIMITATION, ANY AND ALL RIGHTS AND CLAIMS UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AGE DISCRIMIATION IN EMPLOYMENT ACT, AS AMENDED, THE CIVIL RIGHTS ACT OF 1991, THE CIVIL RIGHTS ACT OF 1866 (42 U.S.C. 1981), THE EMPLOYEE RETIREMENT INCOME SECURITY ACT, AS AMENDED, THE AMERICANS WITH DISABILITIES ACT, THE NEW JERSEY LAW AGAINST DISCRIMINATION, THE NEW JERSEY WAGE PAYMENT ACT, THE NEW JERSEY FAMILY LEAVE ACT, THE NEW JERSEY CONSCIENTIOUS EMPLOYEE PROTECTION ACT; and all other federal, state or local fair employment practices statutes, ordinances, regulations or constitutional provisions; provided, however, that this waiver and release shall not prohibit you from enforcing your rights under this Agreement and Release.

b. To the fullest extent permitted by law, you represent and affirm that: (i) you have not filed or caused to be filed on your behalf any claim for relief against the Company before any arbitral, administrative, regulatory, self-regulatory, judicial, legislative, or other body or agency, and, to the best of your knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company on your behalf, whether in your name or on your behalf as part of a class, collective or representative action; and (ii) you have no knowledge of any purported improper, unethical or illegal conduct or activities.

c. For the purpose of implementing a full and complete release and discharge of claims, you expressly acknowledge that this Agreement and Release is intended to include in its effect, without limitation, all the claims described in the preceding Paragraph 5(a), whether known or unknown, apparent or concealed, and that this Agreement and Release contemplates the extinction of all such claims, including claims for attorney’s fees. You expressly waive any right to assert after the execution of this Agreement and Release that any such claim, demand, obligation or cause of action has, through ignorance or oversight, been omitted from the scope of this Agreement and Release; and

d. For purposes of this Agreement and Release, the terms “the Company and the Releasees” and “the Company or the Releasees”, include Knight Equity Markets, L.P., and any past, present and future direct and indirect parents, subsidiaries, affiliates, divisions, predecessors, successors, and assigns, and their and Knight’s past, present and future officers, directors, shareholders, representatives, employees, agents and attorneys, in their official and individual capacities, and all other related individuals and entities, jointly and individually, and this Agreement and Release shall inure to the benefit of and be enforceable by all such entities and individuals and their successors and assigns.

Mr. Derek Stein

August 1, 2005

6. No Admissions. Nothing contained in this Agreement and Release shall be deemed to constitute an admission or evidence of any wrongdoing or liability on the part of the Company or Releasees or by you.

7. Return of Documents and Property. You represent that you have returned to the Company all known equipment, data, material, books, records, documents (whether stored electronically or on computer hard drives or disks), computer disks, credit cards, Company keys, I.D. cards and other property, including, without limitation, fax machine, printers, and other electronic devices in your possession, custody, or control which are or were owned and/or leased by the Company in connection with the conduct of the business of the Company (collectively referred to as “Company Property”). Knight has agreed that you may keep your company laptop so long as all company information has been removed from that laptop. You will also be entitled to keep your company cell phone, which Knight will move into your own name for billing and ownership purposes. You further warrant that you have not retained, or delivered to any person or entity, copies of Company Property or permitted any copies of Company Property to be made by any other person or entity.

8. Non-Disparagement. You shall not issue or authorize any disparaging comments or statements, to present or former employees of Knight (or of its subsidiaries or affiliates), or to any individual or entity with whom or which Knight or any of its subsidiaries or affiliates has a business relationship, or to others, which could affect adversely the conduct of Knight’s business or its reputation or the conduct of business or the business or reputation of any of Knight’s current or former parents, subsidiaries, affiliates, officers, directors or employees.

9. Confidentiality. You agree to maintain the confidentiality of, and refrain from disclosing, making public, or discussing in any way whatsoever the terms and conditions of this Agreement and Release. Notwithstanding the foregoing, it is understood that as the sole exceptions to this confidentiality provision: (i) you may discuss this Agreement and Release with your spouse; (ii) you may discuss this Agreement and Release with your attorneys; (iii) you may permit appropriate public accountants to review this Agreement and Release in connection with the conduct of an audit, and may permit attorney(s), accountant(s) and tax advisor(s) of your choice to review this Agreement and Release in connection with the receipt of advice on the taxability of the compensation, payments and benefits set forth in Paragraphs 2 and 3 of this Agreement and Release, your rights hereunder, or to answer inquiries with respect thereto; (iv) you may disclose the terms of this Agreement and Release to the Internal Revenue Service and any similar state taxing authorities, if requested by such authorities or as necessary to comply with all applicable income tax laws; and (v) you may disclose the terms of this Agreement and Release as provided for in Paragraph 11 below. To the extent that you divulge the terms of this Agreement and Release to any of the individuals described in (i), (ii) and (iii) above, you shall advise each such individual of this confidentiality provision and instruct each such individual of the confidential nature of this Agreement and Release and that each such individual must comply with the confidentiality terms of this Agreement and Release and not divulge any of the terms and conditions thereof. The Company agrees to maintain appropriate confidentiality with regard to the terms and conditions of this Agreement and Release. You recognize and agree, however, that the Company may be required to disclose, and is permitted to disclose, the terms and conditions of this Agreement and Release by law or in connection with its normal business operations.

Mr. Derek Stein

August 1, 2005

10.	Confidentiality; Non-Disclosure. Except as otherwise provided in this document:

a. You agree that you will keep confidential, and not disclose, nor use for your benefit or the benefit of any other person or entity, any written material, records, documents or information made by you or coming into your possession during the course of your employment with Knight, that contain information which is confidential or proprietary to Knight or which constitutes trade secrets of Knight and which: (i) has not been disclosed publicly by Knight, or (ii) is otherwise not a matter of public knowledge, or (iii) is a matter of public knowledge but which you have reason to know became a matter of public knowledge through an unauthorized disclosure. Proprietary or confidential information is defined as information that has been developed by Knight and is unique to Knight, the unauthorized disclosure or use of which could reduce the value of such information to Knight including, without limitation, Knight’s client lists, its trade secrets, any confidential information about (or provided by) any current or former officer, director, employee, client or prospective client of Knight, and any written material referring or relating to legal, litigation or regulatory matters. Nothing herein shall prevent you from retaining and utilizing your professional business experience and personal records, including copies of benefit plans and programs in which you retain an interest, contract lists, desk calendars or other personal office effects.

b. You agree you shall not issue, authorize, or condone comments or statements to the press concerning Knight or any of its parents, affiliates, officers, or directors other than to say “I cannot comment.” You shall notify Knight’s General Counsel if you have been contacted by the press or broadcast media.

11.	Permitted Disclosure.

a. Nothing in this Agreement shall prohibit or restrict you from: (i) making any disclosure of information required by law or legal process; or (ii) providing information to, or testifying or otherwise participating in or assisting in any investigation or proceeding brought by, any federal or state regulatory or law enforcement agency or legislative body, any self-regulatory organization, or Knight’s Legal or Compliance Departments.

b. To the extent permitted by law, you agree to give Knight timely and prompt written notice (in the manner provided for herein) of the receipt of any subpoena, court order or other legal process compelling the disclosure of any information and/or documents relating to Knight so as to allow Knight reasonable opportunity to take such action as may be necessary in order to protect such information and/or documents from disclosure.

12.  Cooperation. You agree to cooperate with Knight and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter in which you were involved or of which you have knowledge as a result of your employment by Knight.

Mr. Derek Stein

August 1, 2005

13. Non Solicit. Until August 1, 2006, you will not, without the prior written consent of Knight, directly or indirectly solicit, encourage, or induce any employee of Knight or its affiliated entities to terminate his or her employment with Knight.

14. Modifications. This Agreement and Release may not be changed orally, and no modification, amendment or waiver of any of the provisions contained in this Agreement and Release, nor any future representation, promise or condition in connection with the subject matter of this Agreement and Release, shall be binding upon any party hereto unless made in writing and signed by such party.

15. Governing Law. This Agreement and Release shall be subject to and governed by and interpreted in accordance with the laws of the State of New Jersey without regard to conflicts of law principles. You hereby: (i) irrevocably submit to the jurisdiction of any arbitration panel or any state or federal court sitting in the State of New Jersey, for the purposes of any suit, action or other proceeding arising out of or relating to this Agreement and Release; and (ii) waive and agree not to assert in any such proceeding a claim that you are not personally subject to the jurisdiction of the court referred to above, or that the suit or action was brought in an inconvenient forum.

16. Assignment. This Agreement and Release shall be binding upon you and your executors, administrators and heirs. The Company may, at its sole discretion, sell or otherwise assign any rights, obligations or benefits it has under this Agreement and Release. You may not sell or otherwise assign any rights, obligations or benefits under this Agreement and Release, and any attempt to do so shall be void.

17. Entire Agreement. This Agreement and Release contains the entire agreement between the parties and supersedes and terminates any and all previous agreements between them, whether written or oral.

18. Specific Enforcement. The parties agree that this Agreement and Release may be specifically enforced in court or arbitration and may be used as evidence in a subsequent proceeding in which any of the parties allege a breach of this Agreement and Release. In the event any action, suit or other proceeding is brought to interpret, enforce or obtain relief from a breach of this Agreement and Release, the prevailing party shall recover all such party’s reasonable costs, expenses and attorneys’ fees incurred in each and every such arbitration, action, suit or other proceeding, including any and all appeals or petitions therefrom.

19. Notices. All notices in connection with or provided for under this Agreement and Release shall be validly given or made only if made in writing and delivered personally, by facsimile or mailed by registered or certified mail, return receipt requested, postage prepaid, to the party entitled or required to receive the same, as follows:

If to Derek Stein, addressed to:

[Address]

[Address]

[Phone]

Mr. Derek Stein

August 1, 2005

If to the Company, addressed to:

Joan Fader

Knight Equity Markets L.P.

545 Washington Boulevard, 3rd Floor

Jersey City, New Jersey 07310

Phone: 201-557-6952

Fax    : 201-222-7869

or at such other address as either party may designate to the other by notice similarly given. Notice shall be deemed to have been given upon receipt in the case of personal delivery or facsimile and upon the date of receipt indicated on the return receipt in the case of mail.

20. Severability. If, at any time after the Effective Date of this Agreement, any provision of this Agreement shall be held by any court or other forum of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision, however, shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement; provided, however, that upon a finding by a court of competent jurisdiction that the release set forth in Paragraph 5 is illegal and/or unenforceable, Knight shall be released from any obligations hereunder.

21. Acknowledgment. By signing this Agreement and Release, you certify that you have read the terms of this Agreement and Release, and that your execution of this Agreement and Release shall indicate that this Agreement and Release conforms to your understanding and is acceptable to you as a final agreement. You further acknowledge and agree that you have been advised of the opportunity to consult with counsel of your choice and that you have been given a reasonable and sufficient period of time of not less than twenty-one (21) days in which to consider and return this Agreement and Release. You further acknowledge and agree that upon your execution and return of this Agreement and Release, you will be permitted to revoke the Agreement and Release at any time during a period of seven (7) calendar days following your execution hereof. To be effective, the revocation must be in writing and must be hand-delivered or telecopied to the Company within the seven (7) day period. This Agreement and Release will not be effective until the seven (7) day period has expired without revocation (hereinafter, the “Effective Date”). If the Agreement and Release is not executed and returned on or before August 29, 2005, or if this Agreement and Release is executed and then revoked within the aforementioned seven (7) day period, this Agreement and Release will be of no further force or effect, and neither you nor the Company will have any rights or obligations hereunder.

Mr. Derek Stein

August 1, 2005

We appreciate your service to Knight, and we wish you the best in all your future endeavors.

Sincerely yours,

By:	/s/ Bronwen Bastone
Bronwen Bastone
Director
Knight Equity Markets, L.P.

Date: 08-31-2005
/s/ Derek Stein
Derek Stein

Subscribed and Sworn to before me

This 31st day of August 2005
/s/ Notary Public

NOTARY PUBLIC